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                                                                     Exhibit 4.3

             [FORM OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT]



                       LIMITED LIABILITY COMPANY OPERATING
                                    AGREEMENT


                                       OF


                          ADVANTA EQUIPMENT RECEIVABLES
                                 SERIES 200_ LLC
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                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                          ADVANTA EQUIPMENT RECEIVABLES
                                 SERIES 200  LLC

                                TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS ...............................  1
1.       Act ........................................  1
2.       Additional Member ..........................  1
3.       Admission Agreement ........................  1
4.       Affiliate ..................................  1
5.       Articles of Organization ...................  1
6.       Asset-Backed Securities ....................  1
7.       Assets .....................................  2
8.       Associate ..................................  2
9.       Assignee ...................................  2
10.      Benefit Plan Investor ......................  2
11.      Business Day ...............................  2
12.      Capital Account ............................  2
13.      Capital Contribution .......................  2
14.      Code .......................................  2
15.      Company ....................................  3
16.      Company Liability ..........................  3
17.      Company Property ...........................  3
18.      Contract ...................................  3
19.      Contributing Members .......................  3
20.      Disposition (Dispose) ......................  3
21.      Dissolution Event ..........................  3
22.      Distribution ...............................  3
23.      Effective Date .............................  3
24.      Equipment ..................................  4
25.      GAAP Capital Account .......................  4
26.      Indenture ..................................  4
27.      Independent Manager ........................  4
28.      Initial Capital Contribution ...............  5
29.      Initial Member .............................  5
30.      Insolvency Event ...........................  5
31.      Interim Agreement ..........................  5
32.      Majority-in-Interest .......................  5
33.      Management Right ...........................  5
34.      Managers ...................................  5


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35.      Member .....................................  6
36.      Membership Interest ........................  6
37.      Money ......................................  6
38.      Net Losses .................................  6
39.      Net Profits ................................  6
40.      Non-Consolidatable Entity ..................  6
41.      Notice .....................................  6
42.      Operating Agreement ........................  7
43.      Organization ...............................  7
44.      Organization Expenses ......................  7
45.      Originating Unit ...........................  7
46.      Person .....................................  7
47.      Principal Office ...........................  7
48.      Proceeding .................................  7
49.      Property ...................................  7
50.      Receivables ................................  8
51.      Receivables Transfer Agreement .............  8
52.      Related Agreements .........................  8
53.      Related Company ............................  8
54.      Resignation ................................  8
55.      Securitization Agreements ..................  8
56.      Sharing Ratio ..............................  8
57.      Sole Member ................................  8
58.      Special Member .............................  8
59.      State ......................................  8
60.      Substitute Member ..........................  8
61.      Taxing Jurisdiction ........................  9
62.      Trust ......................................  9
63.      Trustee ....................................  9
ARTICLE II FORMATION ................................  9
1.       Organization ...............................  9
2.       Agreement ..................................  9
3.       Name .......................................  9
4.       Effective Date ............................. 10
5.       Term ....................................... 10
6.       Resident Agent and Office .................. 10
7.       Principal Office ........................... 10
ARTICLE III NATURE OF BUSINESS ...................... 10
1.       Purposes ................................... 10
2.       Limitations ................................ 12
ARTICLE IV ACCOUNTING AND RECORDS ................... 15
1.       Records to be Maintained ................... 15
2.       Accounts ................................... 16
ARTICLE V NAME AND ADDRESS OF INITIAL MEMBER ........ 16
ARTICLE VI RIGHTS AND DUTIES OF MEMBERS ............. 16
1.       Management Rights .......................... 16


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2.       Liability of Members ....................... 16
3.       Indemnification ............................ 17
4.       Representations and Warranties ............. 17
5.       Conflicts of Interest ...................... 17
ARTICLE VII MANAGERS ................................ 18
1.       Initial Managers ........................... 18
2.       Independent Manager ........................ 18
3.       Term of Office as Managers ................. 19
4.       Authority of Members to Bind the Company
          (General Powers) .......................... 19
5.       Actions of the Managers .................... 19
6.       Compensation of Managers ................... 19
7.       Managers' Standard of Care and
           Indemnification .......................... 19
8.       Removal of Managers ........................ 20
ARTICLE VIII CONTRIBUTIONS AND CAPITAL ACCOUNTS ..... 20
1.       Capital Contributions ...................... 20
2.       Additional Contributions ................... 20
ARTICLE IX TAXES .................................... 21
1.       Elections .................................. 21
2.       Taxes of Taxing Jurisdictions .............. 21
3.       Method of Accounting ....................... 21
ARTICLE X DISPOSITION OF MEMBERSHIP INTERESTS ....... 21
1.       Disposition ................................ 21
2.       Dispositions Not in Compliance with this
           Article Void ............................. 22
ARTICLE XI ADMISSION OF ASSIGNEES AND ADDITIONAL
            MEMBERS ................................. 22
1.       Rights of Assignees ........................ 22
2.       Admission of Substitute Members ............ 22
3.       Admission of Additional Members ............ 22
4.       Forbidden Transfers and Assignments ........ 23
ARTICLE XII DISSOLUTION AND WINDING UP .............. 23
1.       Dissolution ................................ 23
2.       Effect of Dissolution ...................... 23
3.       Distribution of Assets on Dissolution ...... 23
4.       Winding Up and Certificate of Dissolution .. 24
5.       Resignation of Member ...................... 24
6.       Continuation of Company .................... 24
7.       Special Members ............................ 25
ARTICLE XIII AMENDMENT .............................. 25
1.       Operating Agreement may be Modified ........ 25
2.       Amendment or Modification of Operating
           Agreement ................................ 25
ARTICLE XIV MISCELLANEOUS PROVISIONS ................ 26
1.       Entire Agreement ........................... 26
2.       No Partnership Intended for Non-tax Purposes 26
3.       Rights of Creditors and Third Parties Under
           Operating Agreement ...................... 26

EXHIBIT A         INITIAL MEMBERS


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                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                          ADVANTA EQUIPMENT RECEIVABLES
                                 SERIES 200  LLC


                  This Limited Liability Company Operating Agreement of Advanta Equipment Receivable Series 200 LLC, a Nevada limited liability company, is entered into and shall be effective as of the Effective Date, by and among the Company and the entity executing this Operating Agreement as the Initial Member.

                                    ARTICLE I

                                   DEFINITIONS


For purposes of this Operating Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the following meanings:

                  1. Act - The Nevada Limited Liability Company Act and all amendments thereto.

                  2. Additional Member - A Member other than the Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.]

                  3. Admission Agreement - The Agreement between an Additional Member and the Company described in Article XII.

                  4. Affiliate - An "affiliate" of a person is a person that directly, or indirectly through one of more intermediaries, controls or is controlled by, or is under common control with, or owns, directly or indirectly, 50% or more of, the person specified.

                  5. Articles of Organization - The Articles of Organization as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

                  6. Asset-Backed Securities - Shall have the meaning assigned to it in Article III hereof.

                  7. Assets - Shall have the meaning assigned to it in Article III hereof.

                  8. Associate - The term "associate," when used to indicate a relationship with any person, means (1) a corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person


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                  9. Assignee - A transferee of a Membership Interest who has not been admitted as a Substitute Member.

                  10. Benefit Plan Investor - A Benefit Plan Investor shall mean
(a) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that is subject to the provisions of Title I of ERISA, (b) a "plan" within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code and (c) any Person or Organization that is acting on behalf of or investing the assets of a plan described in (a) or (b).

                  11. Business Day - Any day other than Saturday, Sunday or any legal holiday observed in the State.

                  12. Capital Account - The account maintained for a Member or Assignee determined in accordance with Article VIII.

                  13. Capital Contribution - Any contribution of Property, services or the obligation to contribute Property or services made by or on behalf of a Member or Assignee.

                  14. Code - The Internal Revenue Code of 1986, as amended from time to time.

                  15. Company - Advanta Equipment Receivables Series 200 LLC, a limited liability company formed under the laws of the State of Nevada, and any successor limited liability company.

                  16. Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

                  17. Company Property - Any Property owned by the Company.

                  18. Contract - Each of the agreements whether in the form of a lease, loan agreement, financing agreement or any other form of written contract or agreement evidencing the obligations of the related obligor, including, as applicable, schedules, supplements and amendments thereto, to make payments related to the leasing, purchase or other financing of specified Equipment.

                  19. Disposition (Dispose) - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

                  20. Dissolution Event - An event, the occurrence of which will result in the dissolution of the Company under Article XIII.


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                  21. Distribution - A transfer of Property to a Member on
account of a Membership Interest as described in Article IX.

                  22. Effective Date -      , 2000.

                  23. Equipment - The equipment leased, sold, or financed, as applicable, to an obligor pursuant to any Contract.

                  24. GAAP Capital Account - The capital account maintained by the Company for each of the Members in accordance with generally accepted accounting principles.

                  25. Indenture - Shall have the meaning assigned to it in
Article III hereof.

                  26. Independent Manager- An Independent Manager shall be an individual who is not, and never was and does not have any family member who is or ever was,

                           (A)      a stockholder, director, member, manager,
officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the manager, in such person's capacity as a manager as required by Article III of the Articles of Organization) in any form whatever from, or any person that has provided any service (excluding, however, any service provided by the manager, in such person's capacity as manager as required by Article III of the Articles of Organization) in any form whatever to, Advanta Corp., Advanta Bank Corp., Advanta Business Services Corp. or any of their affiliates, subsidiaries, parents or associates, or

                           (B) (i) any person owning beneficially, directly or
indirectly, any outstanding shares of common stock of Advanta Corp., Advanta Bank Corp., Advanta Business Services Corp., or any of their affiliates, subsidiaries, parent entities or (ii) a stockholder, director, member, manager, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the manager, in such person's capacity as manager as required by Article III of the Articles of Organization) in any form whatever from, or any person that has provided any service (excluding, however, any service provided by the manager, in such person's capacity as manager as required by Article III of the Articles of Organization) in any form whatever to, such beneficial owner or any of such beneficial owner's affiliates or associates;

                           provided, that, such Independent Manager may act as a
manager, director or officer of other special purpose corporations or special purpose entities (an "SPE"). An Independent Manager may not be a trustee in bankruptcy for any SPE or any Affiliate of a SPE.

                  27. Initial Capital Contribution - The Capital Contribution agreed to be made by the Initial Member as described in Article VIII.

                  28. Initial Member - The person identified on Exhibit A attached hereto and made a part hereof by this reference who has executed this Operating Agreement.


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                  29. Insolvency Event - With respect to any Person or
Organization: (i) the entry of a decree or order by a court, agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for such Person or Organization, in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of such Person or Organization's affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; (ii) the consent by such member to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such member or of or relating to substantially all of such Person or Organization's property; or (iii) if such Person or Organization shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

                  30. Interim Agreement - Shall have the meaning assigned to it in Article III hereof.

                  31. Majority-in-Interest - Shall mean, except when otherwise required by the Act, Members holding more than fifty percent (50%) of the Membership Interest in the Company.

                  32. Management Right - Subject to [Section 2.3 of Article III and Section 2 of Article VII,] the right of a Member to participate in the management of the Company, including the rights to information and to consent or approve actions of the Company.

                  33. Managers - As defined in Article VII hereof.

                  34. Member - Initial Member, Substitute Member or Additional Member, from the date of admission of the Independent Managers as Special Members, the Special Members, and, unless the context expressly indicates to the contrary, includes Assignees.

                  35. Membership Interest - The rights of a Member or, in the case of an Assignee, the rights of the assigning Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

                  36. Money - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

                  37. Net Losses - The loss and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company.

                  38. Net Profits - The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company.


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                  39. Non-Consolidatable Entity - Any Person or Organization
with respect to which nationally recognized bankruptcy counsel has delivered its opinion to the effect that such Person's or Organization's assets, would not be substantively consolidated with the assets, liabilities or other "estate" of Advanta Corp., Advanta Bank Corp., Advanta Business Receivables Corp., or any originating unit in a bankruptcy proceeding involving Advanta Corp., Advanta Bank Corp., Advanta Business Receivables Corp., or any originating unit.

                  40. Notice - Any notice required to be furnished pursuant to this Operating Agreement. Such Notice shall be in writing. Notice to the Company shall be considered given when mailed by first-class mail, postage prepaid, or by registered mail, certified mail, Federal Express or telecopy, addressed to the Managers in care of the Company at the address of Principal Office. Notice as to a Member shall be considered given when mailed by first-class mail, postage prepaid, or by registered mail, certified mail, Federal Express or telecopy, addressed to the Member at the address reflected in this Operating Agreement unless the Member has given the Company a Notice of a different address.

                  41. Operating Agreement - This Limited Liability Company Operating Agreement including all Admission Agreements and amendments adopted in accordance with this Operating Agreement and the Act.

                  42. Organization - A Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the item does not include joint tenancies and tenancies by the entirety.

                  43. Organization Expenses - Those expenses incurred in the organization of the Company including the costs of preparation of this Operating Agreement and the Articles of Organization.

                  44. Originating Unit - Advanta Bank Corp. or any other subsidiary of Advanta Corp., or Advanta Business Services Corp., which originated or acquired the Contracts to be conveyed to the Company.

                  45. Person - An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Nevada.

                  46. Principal Office - The office set forth in Article II,
Section 7 of this Operating Agreement.

                  47. Proceeding - Any administrative, judicial, or other adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.


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                  48. Property - Any property, real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

                  49. Receivables - Amounts to be paid by the obligors under the contracts.

                  50. Related Agreements - Shall have the meaning set forth in
Article III hereof.

                  51. Related Company - Any Member of the Company other than a Non-Consolidatable Entity or any entity other than the Company or a Non-Consolidatable Entity now or hereafter controlled directly or indirectly by, or under direct or indirect common control with, Advanta Corp., Advanta Bank Corp., or Advanta Business Services Corp.

                  52. Resignation - The act by which a Manager ceases to be a Manager.

                  53. Securitization Agreements - Shall have the meaning assigned to it in Article III hereof.

                  54. Sharing Ratio - With respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's initial Capital Account and the denominator is the total of all initial Capital Accounts of all Members and Assignees.

                  55. Sole Member - At any time when there is only one Member of the Company, such sole Member.

                  56. Special Member - Shall have the meaning assigned to it in
Article XIII hereof.

                  57. State - The State of Nevada.

                  58. Substitute Member - An Assignee who has been admitted to all of the rights of membership pursuant to this Operating Agreement.

                  59. Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

                  60. Trust - Shall have the meaning assigned to it in Article III hereof.

                  61. Trustee - Shall have the meaning assigned to it in Article III hereof.


                                   ARTICLE II

                                    FORMATION


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         1. Organization - The Initial Member hereby organizes the Company as a
Nevada limited liability company pursuant to the provisions of the Act.

         2. Agreement - For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Operating Agreement hereby agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Operating Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make this Operating Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

         3. Name - The name of the Company is Advanta Equipment Receivables Series 200 LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

         4. Effective Date - This Operating Agreement shall become effective upon the filing of the Articles of Organization of Advanta Equipment Receivables Series 200 LLC with the Secretary of State of the State.

         5. Term - The Company shall have perpetual duration as provided in the Act.

         6. Resident Agent and Office - The resident agent for the service of process and the registered office shall be that Person or Organization and location reflected in the Articles of Organization as filed in the office of the Secretary of State of the State. The Managers may, from time to time, change the resident agent or office through appropriate filings with the Secretary of State of the State. In the event the resident agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement resident agent or file a notice of change of address as the case may be. If the Managers shall fail to designate a replacement resident agent or change of address of the registered office, any Member may designate a replacement resident agent or file a notice of change of address.

         7. Principal Office - The Principal Office of the Company shall be located c/o ___________________________________________.


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                                   ARTICLE III

                               NATURE OF BUSINESS

                  1. Purposes. The business in which the Company may engage and the powers which the Company may exercise are restricted exclusively to the following:

         (a) to acquire from Advanta Bank Corp. (i) financial contracts and the right to the receivables and other amounts due or to become due under such contracts, including, but not limited to, lease contracts, loans, accounts receivables, or installment sale or lease contracts or promissory notes, arising out of or relating to, the purchase, lease or financing of equipment, software, or goods, whether or not secured by such equipment, software, or goods, security interests therein, proceeds from claims on insurance policies related thereto, or (ii) any participation interest (including, without limitation, interest only strips) in or security based on or backed by any of the foregoing and related rights and other property appurtenant thereto (items in (a)(i) and (a)(ii)), collectively, the "Assets");

         (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Assets, collateral securing or otherwise relating to the Assets, related insurance policies, agreements with vendors or lessors or other originators or servicers of Assets and any proceeds or further rights associated with any of the foregoing;

         (c) to enter into agreements including, but not limited to, transfer and servicing agreements relating to the acquisition and servicing of the Assets (each a "Transfer and Servicing Agreement") and to enter into other agreements relating to the servicing of the Assets including agreements relating to the subservicing of the Assets;

         (d) to transfer or pledge from Assets to one or more trusts, banks, financial institutions, commercial paper issuers, insurance companies or similar entities pursuant to a servicing agreement, indenture, master facility agreement or other agreement (each a "Securitization Agreement"), to be entered into by, among others, the Company and the trustee named therein (the "Trustee"); and

         (e) to authorize, and cause the issuance of one series of notes or other securities issued pursuant to the Securitization Agreement;

         (f) to authorize, borrow, issue, sell and deliver one series of bonds, notes or other evidences of indebtedness which may include multiple classes, secured or collateralized by one or more pools of Assets and issued under a Securitization Agreement (collectively, the "Asset-Backed Securities"), and to enter into agreements related to the sale and purchase of the Asset-Backed Securities, provided that the Company shall have absolutely no liability under any Asset-Backed Securities except to the extent of the Assets securing or collateralizing such Asset-Backed Securities and to enter into interest rate swaps, interest rate caps or other hedging transactions;


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         (g) to acquire from the Trustee notes or certificates or other subordinate Asset-Backed Securities issued under the Securitization Agreement pursuant to which the Company transferred or pledged Assets;

         (h) to hold and enjoy all of the rights and privileges of any notes, certificates or other subordinate Asset-Backed Securities issued to the Company under the related agreements;

         (i) to perform its obligations under each Transfer and Servicing Agreement and Securitization Agreement, or other agreement entered into by the Company;

         (j) to invest proceeds from any Assets, and any other income as determined by the Managers, including investing in other Assets;

         (k) to engage in any acts and activities and exercise any powers permitted to limited liability companies under the laws of the State of Nevada which are incidental to, or connected with, the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing.

         2.       Limitations.

                  (a) Notwithstanding any other provision of this Agreement or of the Articles of Organization and any provision of law that otherwise so empowers the Company, the Company shall not, without the approval of the Independent Mangers under any applicable Securitization Agreement (and any supplements thereto) and the purchaser under any applicable Receivables Transfer Agreement, do any of the following:

                  (i) (x) consolidate or merge with or into any other entity or convey, transfer or assign to any Related Company (as defined below), or dissolve or transfer its properties and assets substantially as an entirety to any entity (other than pursuant to a Transfer and Servicing Agreement or Securitization Agreement) or lend or advance any moneys to, or make an investment in, any person or amend or repeal Section 1 of Article III or Article IV of the Articles of Organization or (y) engage in any other action that bears on whether the separate legal identity of the Company and any Related Company will be respected, including, without limitation (a) holding itself out as being liable for the debts of any other party; or (b) acting other than in its name and through its duly authorized Managers or agents;

                  (ii) except for the Asset-Backed Securities authorized pursuant to Article III, incur any indebtedness, or assume or guaranty any indebtedness of any other entity;

                  (iii) except as permitted by the Securitization Agreement, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity; or

                  (iv) without the affirmative vote of 100% of the Managers of the Company (including an affirmative vote of each Independent Manager required by Article III of the Articles of Organization and Article VII of this Operating Agreement), make an assignment for the benefit of creditors, file a petition in bankruptcy on behalf of itself, petition or apply to any tribunal for the appointment of a custodian, receiver, liquidator, assignee, sequestrator, trustee or any similar official for the Company or for a substantial part of the Company's property,

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commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, with respect to the Company, or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, or consent or acquiesce to the entry of an order for relief, or in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of the Company's property, or admit the Company's inability to pay its respective debts generally as they become due or authorize, or take any action in furtherance of, any of the foregoing to be done or taken on behalf of the Company or take any action in furtherance of any of the foregoing.

         (b) The Company shall conduct its affairs in accordance with the following provisions:

                  (i) it shall not engage in any business or activity other than as permitted by Article III hereof;

                  (ii) it shall maintain separate records, financial statements and books of account from those of any direct or ultimate parent of any Related Company and any other person; provided, however, that if in addition to such separate financial statements, the Company's financial statements are included as a part of the consolidated financial statements of its parent entity, any of its affiliates and any other person, such consolidated financial statements shall contain a footnote to the effect that the Company has assets and liabilities separate and apart from those of such person and those separate assets and liabilities are shown on the separate financial statements of the Company;

                  (iii) it shall not commingle the Company's assets with those of any other person, and shall hold all of the Company's Assets in the Company's name;

                  (iv) its Members shall hold meetings, as appropriate to authorize all action on behalf of the Company and observe all other organizational formalities of the Company;

                  (v) it shall not become involved in the day to day management of any other person;

                  (vi) it shall operate so as not to be substantively consolidated with any other person;

                  (vii) it shall maintain its assets separately from those of any Related Company or any other person (including through the maintenance of a separate bank account);

                  (viii) it shall hold itself out as a separate entity from any other person; it shall conduct business in its own name on its own stationary, invoices and checks; and it shall correct any known misunderstanding regarding its separate identity;

                  (ix) it shall conduct its business from an office separate from any Member of the Company;

                  (x)      it shall not act as the agent of any other person;

                  (xi) it shall pay its own liabilities and expenses (including salaries of its employees) from its own funds, including fairly allocating overhead expenses shared with an affiliate and paying for services performed by any employee of an affiliate;

                  (xii) it shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;

                  (xiii) it shall allocate fairly and reasonably any overhead for shared office space;

                  (xiv) other than the pledge of the property of the Company pursuant to a Related Agreement, it shall not pledge or otherwise encumber its assets for the benefit of any other entity or make any loans or advances to any entity;

                  (xv) it shall maintain adequate capital and a sufficient number of employees in light of its contemplated business activities;

                  (xvi) it shall enter into transactions with its affiliates only on commercially reasonable terms and on terms similar to those of an arms-length transaction;

                  (xvii) it shall not acquire the obligations or securities of its affiliates or owners, including partners, members or shareholders, as appropriate;

                  (xviii) it shall not make loans to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities);

                  (xix) it shall not identify itself as a division of any other person or entity; and

                  (xx) it shall not form, acquire or hold an interest in any subsidiary.



                                   ARTICLE IV

                             ACCOUNTING AND RECORDS

         1. Records to be Maintained - The Company shall maintain the following records at its registered office:

                  (a) A current list of the full name and last known business address of each Member and each Manager, separately identifying the Members and Managers (including the Independent Managers) in alphabetical order;

                  (b) A copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles of Organization have been executed;

                  (c) Copies of this Operating Agreement, including all amendments thereto;

         2. Accounts - The Managers shall maintain a record of the Capital Account for each Member in accordance with Article VIII.


                                    ARTICLE V

                       NAME AND ADDRESS OF INITIAL MEMBER

         The name and address of the Initial Member is as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.


                                   ARTICLE VI

                          RIGHTS AND DUTIES OF MEMBERS

         1. Management Rights - Subject to Articles III and VII hereof, all Members (other than Assignees) who have not resigned shall be entitled to vote on any matter submitted to a vote of the Members. Notwithstanding the foregoing, the following actions require the unanimous consent of all Members:

                  a.  any amendment to this Operating Agreement;

                  b.  the admission of Assignees to Management Rights; and

                  c. the continuation of the Company after a Dissolution Event.

         2. Liability of Members - Subject to Article XV hereof, no Member shall be liable as such for the liabilities of the Company or any obligations of another Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members or Managers for liabilities of the limited liability company.

         3. Indemnification - The Company shall, subject to the second sentence of this section, indemnify the Members, the Managers, and any agent of the Members or the Managers for all costs, losses, liabilities, and damages paid or accrued by such Member, such Manager or agent of such Member or such Manager in connection with the business of the Company, as provided in the Articles of Organization and to the fullest extent provided or allowed by the laws of the State. Any amounts to be paid by the Company under this Article VI Section 3 shall be subordinated to the payment of any Asset-Backed Securities issued by the Company and such indemnification shall not constitute a claim against the Company in the event that cash flow in excess of amounts needed to pay the Asset-Backed Securities is sufficient to make such indemnity payment.

         4. Representations and Warranties - Each Member, and in the case of an Organization, the Person(s) executing this Operating Agreement on behalf of the Organization, hereby represents and warrants to the Company and each other Member that: (a) it is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to this Operating Agreement and to perform its obligations hereunder; (b) it is acquiring its interest in the Company for its own account as an investment and without an intent to distribute such interest; and (c) it acknowledges that the interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements.

         5.       Conflicts of Interest.

         (a) A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter. Notwithstanding the foregoing, Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company property including information developed exclusively for the Company and opportunities expressly offered to the Company.

         (b) A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the disinterested Managers or disinterested Members, in either case knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.

                                   ARTICLE VII

                                    MANAGERS

         1. Initial Managers - The ordinary and usual decisions concerning the business affairs of the Company shall be made by the Board of Managers. There shall initially be ____ (_) Managers of the Company. The initial Managers shall be the following individuals:

Name                                                 Address
----                                                 -------

         2. Independent Manager - At least two members of the Board of Managers shall be an Independent Managers. Any vote needing the unanimous consent of the Managers shall not be taken unless at least two Independent Managers exist. No resignation or removal of an Independent Manger, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument and (ii) shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practical, appoint a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in Section 7 of this Article VII, in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation under the Nevada Private Corporation Law. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

         3. Term of Office as Managers - No Manager shall have any contractual right to such position. Each Manager shall be elected annually.

         4. Authority of Members to Bind the Company (General Powers) - The Members hereby agree that only the Managers (acting, except as otherwise provided herein, by majority vote) and authorized agents of the Company shall have the authority to bind the Company. The Managers have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business of the Company.

         5. Actions of the Managers - Subject to the delegation of rights and powers provided for herein, the Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Member, by reason of its status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on and approve the actions herein specified to be voted on or approved by the Members.

         6. Compensation of Managers - The Members hereby agree that they shall pay all fees and expenses incurred by the Independent Managers in the discharge of its duties under this Operating Agreement. The Managers shall be reimbursed all reasonable expenses incurred in managing the Company. Except as otherwise set forth herein under Section 3 of
Article VI hereof, the Managers shall receive no compensation.

         7. Managers' Standard of Care and Indemnification - The Managers' duty of care in the charge of the Managers' duties to the Company and the Members shall be the same as a general partner's duty of care in the discharging of its duties under applicable law. In addition, to the extent consistent with applicable law, Managers shall take into account the interest of the Company's creditors, as well as those of its Members

         8. Removal of Managers - The Managers may be removed by the affirmative vote of a Majority-In-Interest of the Members. A Majority-In-Interest of the Members may elect new Managers, subject to Section 2 of this Article VII; provided, however, that there shall be no change of Managers without the prior confirmation from the rating agencies then rating the Asset-Backed Securities, if any, that such change will not result in either a downgrade or a withdrawal of any of the then current ratings of the outstanding Asset-Backed Securities, if any; and provided, further, however, that after any change of Managers pursuant to this section, at least two members of the Board of Managers shall be an Independent Manager.


                                  ARTICLE VIII

                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

         1. Capital Contributions - Each Initial Member shall make the Capital Contribution described for that Member on Exhibit A at the time and on the terms specified on Exhibit A. If no time for contribution is specified, the Capital Contributions shall be made upon the filing of the Articles of Organization. The value of the Capital Contributions shall be as set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Operating Agreement. Each Additional Member shall make the Initial Capital Contribution described in the Admission Agreement. The value of the Additional Member's Initial Capital Contribution and the time for making such contribution shall be set forth in the Admission Agreement.

         2. Additional Contributions - In addition to the Initial Capital Contributions, the Managers may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such a determination, the Managers shall give Notice to all Members in writing at least two Business Days prior to the date on which such contribution is due. Such Notice shall set forth the amount of additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members should contribute. Each Member shall be entitled to contribute a proportionate share of such additional contribution. No Member shall be obligated to make any such additional contributions. In the event any one or more Members do not make their additional contribution, the other members shall be given the opportunity to make the contributions. Each Additional Member shall make the Capital Contribution to which such Member has agreed, at the time or times, and upon the terms to which the Managers and the Additional Member agree.

                                   ARTICLE IX

                                      TAXES

         1. Elections - The Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

         2. Taxes of Taxing Jurisdictions - To the extent that the laws of any Taxing Jurisdiction requires, each Member requested to do so by the Managers will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of the penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article IX. The Managers may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

         3. Method of Accounting - The records of the Company shall be maintained in accordance with the method of accounting selected by the Managers.

                                    ARTICLE X

                       DISPOSITION OF MEMBERSHIP INTERESTS

         4. Disposition - Any Member or Assignee may dispose of all or a portion of the Member's or Assignee's Membership Interest upon compliance with this
Section 1. No Membership Interest shall be Disposed of:

                  (a) if such disposition, alone or when combined with other transactions, would result in a termination of the Company within the meaning of Section 708 of the Code;

                  (b) without an opinion of counsel satisfactory to the Managers that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

                  (c) unless and until the Company receives from the Assignee the information and agreements that the Managers may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction; and

                  (d) unless such disposition is made to a Non-Consolidatable Entity.

         5. Dispositions Not in Compliance with this Article Void - Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article is null and void ab initio.

                                   ARTICLE XI

                  ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

         1. Rights of Assignees - The Assignee of a Membership Interest has no Management Rights or right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable to the Membership Interest.

         2. Admission of Substitute Members - An Assignee of a Membership Interest shall be admitted as a Substitute Member and succeed to all the rights of the Member who initially assigned the Membership Interest only with the approval of all Members and upon execution of an Admission Agreement. The Members may grant or withhold the approval of such admission for any Assignee or Substitute Member in their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest (including Management Rights). The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to Company that may existed prior to the approval. Any Substitute Member must be a Non-Consolidatable Entity.

         3. Admission of Additional Members - The Managers may permit the admission of Additional Members and determine the Capital Contributions of such Members; provided, however, that (i) there may never be more than ninety-nine
(99) Members at any one time and (ii) each Additional Member must be a Non-Consolidatable Entity. Notwithstanding the foregoing, no Benefit Plan Investor may be admitted as an Additional Member.

         4. Forbidden Transfers and Assignments - A Membership Interest may not be transferred or assigned to a Related Company or a Benefit Plan Investor. A Related Company may, however, be admitted as an Additional Member; provided, however, that the Board of Managers shall have received an opinion of counsel to the effect that such Related Company is a Non-Consolidatable Entity.

                                   ARTICLE XII

                           DISSOLUTION AND WINDING UP

         1. Dissolution - The Company shall be dissolved and its affairs wound up, upon (i) the unanimous written agreement of the Members; or (ii) the written consent of the Sole Member, which agreement or consent, the Member(s) agree by execution of this Operating Agreement shall require (among other matters mutually agreed upon by the Members) and only become effective upon the satisfaction of the following conditions: (a) the Managers, by unanimous written consent of the Board of Managers (including the Independent Managers) shall consent to and approve the dissolution of the Company pursuant to the terms set forth in the unanimous written consent of the Members; and (b) so long as any of the Related Agreements are outstanding at the time of dissolution, the related controlling party (as set forth in each such Related Agreement) shall consent in writing to and approve the dissolution of the Company pursuant to the terms set forth in the unanimous written consent of the Members.

         2. Effect of Dissolution - Upon dissolution, the Company shall cease carrying on business as distinguished from the winding up of the Company business, but the Company shall not be terminated, and shall continue until the winding up of the affairs of the Company is completed and the certificate of dissolution has been issued by the Secretary of State.

         3. Distribution of Assets on Dissolution - Upon the winding up of the Company, the Company Property shall be distributed:

                  (a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

                  (b) to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managers; and

                  (c) notwithstanding the foregoing, the Company Property may not be liquidated without the consent of 100% of the holders of the Asset-Backed Securities then outstanding.

         4. Winding Up and Certificate of Dissolution - The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State of the State for filing. The certificate of dissolution shall set forth the information required by the Act.

         5. Resignation of Member. Each Member shall be prohibited from resigning, withdrawing or dissociating as a Member of the Company. Notwithstanding the foregoing, the resignation, withdrawal, dissociation or bankruptcy of a Member or Members shall not cause such Member or Members to cease to be a Member or Members of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Upon the dissolution, resignation, withdrawal or dissociation of the last remaining Member, the Managers may admit as an Additional Member any other person or entity, as provided in Article XII, and take such other action as may be necessary or desirable to continue the business of the Company.

         6. Continuation of Company. Notwithstanding any other provision of this Operating Agreement, the occurrence of an Insolvency Event with respect to the Sole Member shall not cause the Sole Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of the Operating Agreement, the Sole Member waives any right that it might have under Section 86-491(3) of the Act to agree in writing to dissolve the Company. In the event of the dissolution of the Sole Member or the occurrence of any other event that causes the Sole Member to cease to be a member of the Company, to the fullest extent permitted by law, the [personal representative] of the Sole Member shall, immediately upon the occurrence of such event, agree in writing to continue the Company and to the admission of such [personal representative] or its nominee or designee as a member of the Company effective as of the dissolution of the Sole Member or such other event and the Company shall continue without dissolution.

         7. Special Members. Upon the occurrence of any event that causes the Sole Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Article XII or (ii) the resignation of the Member and the admission of an Additional Member of the Company pursuant to Article XII), each person acting as an Independent Manager pursuant to Article VII shall by virtue of such person's signature on this agreement, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a special member (a "Special Member") and the Company shall continue without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Article VII; provided, however, that the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a Substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Notwithstanding the provisions of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, but shall have the right to vote on and approve the actions herein specified to be voted on or approved by the Members. A Special Member, in its capacity as a Member, shall have no authority to act for or bind the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Article VII shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Article VII shall not be a member of the Company.

                                  ARTICLE XIII

                                    AMENDMENT

         1. Operating Agreement may be Modified - This Operating Agreement may be modified as permitted in this Article XIII (as the same may from time to time be amended). No Member or Manager shall have any vested rights in this Operating Agreement which may not be modified through an amendment to this Operating Agreement.

         2. Restriction on Modification of Purposes - Nothing in the Articles of Organization nor in this Agreement shall be deemed to allow Advanta Bank Corp. or any other Member to amend the Articles of Organization or this Agreement is such a way as to change the purposes and powers of the Company as set forth in
Article IV of the Articles of Organization and in Article III Section 1 of this Agreement, and neither Advanta Bank Corp. nor any other Member shall have any power to amend the purposes and powers of the Company.

         3. Amendment or Modification of Operating Agreement - This Operating Agreement may be amended or modified from time to time only by a written instrument adopted by the unanimous written consent of its Board of Managers and executed by the unanimous consent of the Members; provided, however, that for so long as any Asset-Backed Securities are outstanding, any amendment or modification to Article III, Article VII(1) and (2), Article XI, Article XII or this Article XIII shall require prior notice to the rating agencies then rating the outstanding Asset-Backed Securities, if any, and confirmation from such rating agencies that such amendment or modification would not result in the qualification, withdrawal of downgrade of any securities rating.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         1. Entire Agreement - This Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.

         2. No Partnership Intended for Non-tax Purposes - The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Nevada Uniform Partnership Act nor the Nevada Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

         3. Rights of Creditors and Third Parties Under Operating Agreement - Except and only to the extent provided herein or by applicable statute, no creditor of the Company or any other third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

IN WITNESS WHEREOF, the undersigned have hereunto executed this Operating Agreement as of the Effective Date.




                                                     By:______________________
                                                          Name:
                                                          Title:


Agreed and Acknowledged:

Independent Manager

By:____________________
         Name:



Independent Manager

By:____________________
         Name:



Special Member

By:____________________
         Name:



Special Member

By:____________________
         Name:

                                    EXHIBIT A

                                 INITIAL MEMBERS


MEMBER                 MEMBERSHIP INTEREST          INITIAL CAPITAL CONTRIBUTION
Advanta Bank Corp.     100%                         $100